                                                                    EXHIBIT 99.1

                      [CHRONIMED STATSCRIPT PHARMACY LOGO]

NEWS RELEASE

               CHRONIMED REPORTS FISCAL 2004 THIRD QUARTER RESULTS

                      RAISES FISCAL 2004 FINANCIAL GUIDANCE

                           COMMENTS ON AETNA CONTRACT

MINNEAPOLIS, APRIL 27, 2004 -- Chronimed Inc. (Nasdaq: CHMD) reported record revenue along with strong earnings in its fiscal 2004 third quarter ended March 26, 2004. Total Company revenue was $142.3 million for the quarter, up $30.5 million or 27% from $111.8 million in the prior year's third quarter. Operating income was $2.3 million for the quarter, up 22% from prior year's third quarter. Net income was $1.5 million, or $0.12 per share, compared to $1.2 million or $0.10 per share in prior year's third quarter.

Henry F. Blissenbach, Chronimed's Chairman and Chief Executive Officer commented, "I am extremely pleased with our financial performance in the third quarter. Revenue and income from operations improved against both last year's third quarter and this year's most recent second quarter. We achieved these results despite the January 2004 reduction in Medicare reimbursement for certain transplant medications. Also, our balance sheet performance continues to excel, providing us with the continued capacity to grow our business both organically and through acquisitions."

March Third Quarter

Third quarter revenue was $142.3 million, up $30.5 million or 27% over the year ago quarter and 8% on a sequential basis from second quarter of fiscal year 2004. HIV revenue grew 63% year-over-year fueled by Fuzeon(R) and StatScript same-store growth. Organ transplant revenue grew 14% over the year ago quarter aided by enhanced marketing to transplant centers. In the injectables area, revenue from rheumatoid arthritis and multiple sclerosis grew significantly over the year ago quarter, but was offset by declines in oncology, hepatitis C and RSV.

Gross profit dollars for the third quarter increased $1.8 million, or 13%, to $15.4 million compared to $13.6 million in the same period a year ago. Gross margin for the third quarter was 10.8% of revenue compared to 12.2% in the third quarter a year ago. This expected decline in gross margin percentage is primarily due to the reduction in Medicare transplant reimbursement rates beginning January 1, 2004, lower-than-average margin rates from Fuzeon(R), and an October 2003 reduction in reimbursement from an Indiana payor.

Operating expenses for the quarter were $13.1 million, or 9.2% of revenue compared to the prior year's operating expenses of $11.7 million, or 10.5% of revenue. The net 130 basis point decrease in operating expenses as a percent of revenue comes from improvements in bad debt efficiency


10900 Red Circle Drive       Minnetonka, Minnesota 55343       952/979-3600
                        Fax: 952/979-3969  www.chronimed.com
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April 27, 2004
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(down 25 basis points) and G&A leverage on growing volumes (down 135 basis points), partly offset by increases in sales and marketing expenses (up 30 basis points). The dollar increase in operating expenses reflects higher fulfillment costs to support the revenue growth and recent investments in sales, marketing and therapy management programs.

March Nine Months to Date

Revenue for the first nine months of fiscal 2004 was $402.3 million, up $82.0 million or 26% from $320.3 million in the year ago period. HIV revenue grew $72.3 million or 50% over the year ago period, driven by Fuzeon(R) and StatScript same-store growth. Organ transplant revenue grew $11.5 million or 19% over the year ago period propelled by a successful strategy of utilizing our StatScript stores in key locations to gain transplant center referrals. In the injectables area, revenue from rheumatoid arthritis and multiple sclerosis grew significantly over the year ago period, offset by declines in oncology, hepatitis C and RSV.

Gross profit for the first nine months increased $6.9 million or 18%, to $46.1 million compared to $39.2 million in the same period a year ago. The dollar increase in gross profit is due to revenue growth in HIV and transplant. Gross margin for the nine month period was 11.5% compared to 12.2% in the same period a year ago. This expected decline in gross margin percentage is primarily due to the reduction in Medicare transplant reimbursement rates beginning January 1, 2004, lower-than-average margin rates from Fuzeon(R), and an October 2003 reduction in reimbursement from an Indiana payor.

Operating expenses for the first nine months were $39.4 million, or 9.8% of revenue compared to the prior year's operating expenses of $33.7 million, or 10.5% of revenue. The net 70 basis point improvement in operating expenses as a percent of revenue comes from enhancements in bad debt efficiency and G&A leverage on growing volumes, partly offset by increased spending rates in selling and marketing, as noted above. The dollar increase in operating expenses reflects higher fulfillment costs to support the revenue growth and recent investments in sales, marketing and therapy management programs.

Aetna Contract

Chronimed has noted that Aetna is exploring options with respect to the specialty pharmacy network. Although Aetna has not indicated publicly or communicated to Chronimed any decision on this matter, it is possible that a final decision may not include Chronimed as a specialty pharmacy provider. If Aetna reaches this conclusion, the Company does not believe the decision will impact Chronimed's financial results before the end of the June 2004 fiscal year. The Company also believes that both organic growth and acquisitions in an active pipeline of opportunities would offset much if not all of the negative earnings impact from a loss of the Aetna contract. Overall, Chronimed expects that revenue and earnings would grow in fiscal 2005 against expected fiscal 2004 results even if the Aetna contract was cancelled in December 2004, when it is currently set to expire.

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April 27, 2004
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Financial Guidance for Fiscal 2004

Mr. Blissenbach continued, "Based on strong third quarter performance and our expectation of an excellent fourth quarter, Chronimed now expects fiscal 2004 revenue to be approximately $550 million for the 53-week fiscal year ending July 2, 2004 (up from previous guidance of approximately $530 million); and earnings per share to be in the range of $0.47 to $0.49 (up from previous guidance of $0.44-$0.46) excluding the first quarter income tax benefit, or a reported $0.51 to $0.53 (up from previous guidance of $0.48-$0.50) including the first quarter tax benefit."

CONFERENCE CALL INFORMATION

Chronimed invites interested parties to participate in the third quarter financial results conference call on Wednesday, April 28, 2004, 10:00 a.m. EDT. To participate in the conference call, dial 706-679-4800 at least five to ten minutes prior to the scheduled time, and follow the operator's instructions. The conference call will also be webcast live over the Internet. To participate, log on to the Company's website at www.chronimed.com.

If you are unable to join the live call, it will be archived on Chronimed's website. In addition, a recording of the conference call will be available for a 24-hour period beginning at 12:00 p.m. EDT. To access the replay during this period, call 800-633-8284 or 402-977-9140 and enter reservation number 21193616.

ABOUT CHRONIMED INC.

Chronimed Inc. is a specialty pharmacy that distributes prescription drugs and provides specialized therapy management services for people with certain conditions, including HIV/AIDS, organ transplants, and diseases treated with biotech injectable medications. Chronimed works with patients, physicians and other health care providers, pharmaceutical manufacturers, health plans and insurers, and government agencies to improve clinical and economic outcomes. Chronimed's web site address is www.chronimed.com.

Information contained in this press release and associated schedules, other than historical or current facts, should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. These factors include, but are not limited to, the following: our ability to maintain satisfactory on-going arrangements with biopharmaceutical manufacturers and wholesalers, and their ability to satisfy our volume, pricing, and product requirements; decrease in demand for drugs we handle; changes in Medicare or Medicaid reimbursement, rules and regulations; loss of relationships with, and/or significant reductions in reimbursements from, payors (including Aetna or other material contracts); negative cost containment trends or financial difficulties by our payors; changes in or unknown violations of various federal, state, and local regulations; costs and other effects of legal or administrative proceedings; the adoption of new or changes to existing accounting policies and practices and the application of such policies

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April 27, 2004
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and practices; the amount and rate of growth in our selling, general and administrative expenses; the impairment of a significant amount of our goodwill; the effects of and changes in, trade, monetary and fiscal policies, laws and regulations; other activities of government agencies; increased competition; our ability to obtain competitive financing to fund operations and growth; continuing qualifications to list our securities on a national stock exchange; developments in medical research affecting the treatment or cure of conditions for which we distribute medications; the ability of management and accounting controls to assure accurate and timely recognition of revenue and earnings; computer system, software, or hardware failures or malfunctions; loss or retirement of key executives or changes in ownership; and adverse publicity, news coverage, and reporting by independent analysts. These and other risks and uncertainties are discussed in further detail in the cautionary statement filed as Exhibit 99.1 as part of Chronimed's annual report and Form 10-K filed with the Securities and Exchange Commission.

Contact:

Chronimed Inc.
Investor Relations
Brad Schumacher, (952) 979-3888

                                     (more)

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April 27, 2004
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                                 CHRONIMED INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                            ---------------------------     ---------------------------
                                             MARCH 26,       MARCH 28,       MARCH 26,       MARCH 28,
                                               2004            2003            2004            2003
                                            -----------     -----------     -----------     -----------
Revenue                                     $   142,342     $   111,804     $   402,305     $   320,333
Yr to Yr Growth                                    27.3%            9.2%           25.6%            8.1%
Cost of revenue                                 126,976          98,202         356,167         281,095
                                            -----------     -----------     -----------     -----------
    Gross profit                                 15,366          13,602          46,138          39,238
% of Revenue                                       10.8%           12.2%           11.5%           12.2%

Operating expenses
    Selling and marketing                         1,461             818           4,213           2,743
    General and administrative                   10,760           9,964          32,479          28,533
    Bad debt expense                                845             939           2,699           2,403
                                            -----------     -----------     -----------     -----------
        Total operating expenses                 13,066          11,721          39,391          33,679
% of Revenue                                        9.2%           10.5%            9.8%           10.5%

Income from operations                            2,300           1,881           6,747           5,559
% of Revenue                                        1.6%            1.7%            1.7%            1.7%

Interest income                                      71             105             171             249
Interest expense                                     (1)             (3)             (5)             (3)
Other income                                         75               -             150               -
                                            -----------     -----------     -----------     -----------

Income before income taxes                        2,445           1,983           7,063           5,805
Income tax expense                                 (929)           (754)         (2,083)         (2,214)
                                            -----------     -----------     -----------     -----------
Net income                                  $     1,516     $     1,229     $     4,980     $     3,591
                                            ===========     ===========     ===========     ===========
% of Revenue                                        1.1%            1.1%            1.2%            1.1%

Basic net income per share                  $      0.12     $      0.10     $      0.39     $      0.29
Diluted net income per share                $      0.12     $      0.10     $      0.38     $      0.29
                                            ===========     ===========     ===========     ===========

Basic weighted-average shares                    12,706          12,400          12,650          12,368
Diluted weighted-average shares                  13,032          12,644          13,037          12,478
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April 27, 2004
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                                 CHRONIMED INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                            MARCH 26,
                                                                              2004           JUNE 27,
                                                                           (UNAUDITED)        2003
                                                                           -----------     -----------
ASSETS
Current assets
    Cash and cash equivalents                                              $    15,824     $    22,854
    Short-term investments                                                       1,517               -
    Accounts receivable (net of allowances of $6,949 and $5,940                 44,440          40,001
       at March 26, 2004, and  June 27, 2003, respectively)
    Inventory                                                                   10,838           8,614
    Prepaid expenses                                                             1,190           1,071
    Deferred taxes                                                               2,607           2,607
                                                                           -----------     -----------
        Total current assets                                                    76,416          75,147

Property and equipment, net                                                      4,456           4,487

Goodwill                                                                        34,474          30,233
Other assets, net                                                                  147             133
                                                                           -----------     -----------
    Total assets                                                           $   115,493     $   110,000
                                                                           ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable                                                       $    18,492     $    19,085
    Accrued expenses                                                             2,915           2,136
    Accrued bonus                                                                1,198           1,420
    Income taxes payable                                                           223             821
                                                                           -----------     -----------
        Total current liabilities                                               22,828          23,462

Deferred taxes                                                                   1,025           1,025

Shareholders' equity
    Preferred stock                                                                  -               -
    Common stock, issued and outstanding shares--
          12,722 and 12,541, respectively                                          127             125
    Additional paid-in capital                                                  57,393          56,248
    Retained earnings                                                           34,120          29,140
                                                                           -----------     -----------
        Total shareholders' equity                                              91,640          85,513
                                                                           -----------     -----------
        Total liabilities and shareholders' equity                         $   115,493     $   110,000
                                                                           ===========     ===========

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April 27, 2004
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                                 CHRONIMED INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                NINE MONTHS ENDED
                                                                           ---------------------------
                                                                            MARCH 26,       MARCH 28,
                                                                              2004            2003
                                                                           -----------     -----------
Operating activities
        Net income                                                         $     4,980     $     3,591

    Adjustments to reconcile income to net cash
        (used in) provided by operating activities:
            Depreciation and amortization                                        1,687           1,747
            Amortization of restricted stock                                         -             592
            Deferred income taxes                                                    -             (18)
            Changes in operating assets and liabilities:
                Accounts receivable                                             (4,439)          1,243
                Income taxes                                                      (598)            962
                Inventory                                                       (2,224)           (470)
                Accounts payable                                                  (593)          1,333
                Accrued expenses                                                   557            (108)
                Other assets                                                      (133)            292
                                                                           -----------     -----------
        Net cash (used in) provided by operating activities                       (763)          9,164

Investing activities
    Purchases of property and equipment                                         (1,648)           (946)
    Purchases of short-term investments                                         (1,525)              -
    Acquisition of Accent Rx                                                    (4,241)              -
                                                                           -----------     -----------
        Net cash used in investing activities                                   (7,414)           (946)

Financing activities
    Net proceeds from issuance of common stock                                   1,147             105
                                                                           -----------     -----------
        Net cash provided by financing activities                                1,147             105

(Decrease) increase in cash and cash equivalents                                (7,030)          8,323
Cash and cash equivalents at beginning of year                                  22,854           6,306
                                                                           -----------     -----------
Cash and cash equivalents at end of period                                 $    15,824     $    14,629
                                                                           ===========     ===========